Exhibit 10.1

Execution Version

securities PURCHASE AGREEMENT

BY AND BETWEEN

Peraso inc. AND

THE PURCHASER

OCTOBER 26, 2026

TABLE OF CONTENTS

1.	Definitions		1

2.	Purchase and Sale of Securities		3
	2.1	Purchase and Sale	3
	2.2	Closing	4

3.	Representations and Warranties of the Company		4
	3.1	Financial Statements	4
	3.2	No Material Adverse Change	4
	3.3	Organization and Good Standing	5
	3.4	Subsidiaries	5
	3.5	Capitalization	5
	3.6	Due Authorization	5
	3.7	Valid Issuance	5
	3.8	No Violation or Default	5
	3.9	No Conflicts	6
	3.10	No Consents Required	6
	3.11	Legal Proceedings	6
	3.12	Title to Real and Personal Property	6
	3.13	Intellectual Property	6
	3.14	Patents	7
	3.15	Investment Company Act	7
	3.16	Taxes	7
	3.17	Licenses and Permits	7
	3.18	Certain Environmental Matters	7
	3.19	Compliance with ERISA	7
	3.20	Disclosure Controls	8
	3.21	Accounting Controls	8
	3.22	Insurance	8
	3.23	Cybersecurity	8
	3.24	Compliance with Data Privacy Laws	9
	3.25	No Unlawful Payments	9
	3.26	Compliance with Anti-Money Laundering Laws	9
	3.27	Office of Foreign Assets Control.	9
	3.28	Sanctions	9
	3.29	No Registration Rights	9
	3.30	Sarbanes-Oxley Act	10
	3.31	Status under the Securities Act	10
	3.32	Off-Balance Sheet Arrangements	10
	3.33	Brokers and Finders	10
	3.34	No Outstanding Loans or Other Extensions of Credit	10
	3.35	No Additional Agreements	10
	3.36	Related Party Transactions	10
	3.37	Reliance by the Purchaser	10
	3.38	SEC Reports	10
	3.39	Regulation M Compliance	10
	3.40	Shell Company Status	11
	3.41	Private Placement	11

4.	Representations and Warranties of The Purchaser		11
	4.1	Organization	11
	4.2	Authorization	11
	4.3	No Conflict	11
	4.4	Consents	11
	4.5	Residency	11
	4.6	Brokers and Finders	11
	4.7	Investment Representations and Warranties	12

i

4.8	Intent	12
4.9	Investment Experience; Ability to Protect Its Own Interests and Bear Economic Risks	12
4.10	Tax Advisors	12
4.11	Securities Not Registered; Legends	12
4.12	Reliance by the Company	13
4.13	No General Solicitation	13
4.14	No Reliance	13
4.15	Access to Information	13
4.16	Certain Trading Activities	14

5.	Covenants		14
	5.1	Further Assurances	14
	5.2	Listing	14
	5.3	Disclosure of Transactions	14
	5.4	Integration	15
	5.5	Pledge of Securities	15
	5.6	Subsequent Equity Sales	15
	5.7	Reservation of Common Stock	15
	5.8	Use of Proceeds	15
	5.9	Removal of Legends	16
	5.10	[Reserved]	16
	5.11	Blue Sky Laws	16
	5.12	Indemnification	17
	5.13	Board Rights.	17

6.	Conditions of Closing		18
	6.1	Conditions to the Obligation of the Purchaser	18
	6.2	Conditions to the Obligation of the Company	20

7.	Termination		20
	7.1	Conditions of Termination	20

8.	Miscellaneous Provisions		20
	8.1	Interpretation	20
	8.2	Notices	21
	8.3	Severability	22
	8.4	Governing Law; Submission to Jurisdiction; Venue	22
	8.5	Waiver	22
	8.6	Expenses	22
	8.7	Assignment	23
	8.8	Confidential Information	23
	8.9	Third Parties	23
	8.10	Counterparts	23
	8.11	Entire Agreement; Amendments	23
	8.12	Survival	23
	8.13	Mutual Drafting	23
	8.14	Additional Matters	23
	8.15	Waiver of Jury Trial	23

Exhibits

Exhibit A Purchaser	A-1
Exhibit B-1 Form of Common Warrant	B-1-1
Exhibit B-2 Form of Pre-Funded Warrant	B-2-1
Exhibit C Registration Rights Agreement	C-1
Exhibit D Wire Instructions	D-1

ii

This SECURITIES PURCHASE AGREEMENT (this “Agreement”) is dated as of October 26, 2026, by and between Peraso Inc., a Delaware corporation (the “Company”), and Nant Capital, LLC (the “Purchaser”).

WHEREAS, the Company and the Purchaser are executing and delivering this Agreement in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”);

WHEREAS, the Company desires to issue and sell to the Purchaser, and the Purchaser desires to purchase from the Company, upon the terms and subject to the conditions stated in this Agreement, shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), warrants to purchase Common Stock in the form attached hereto as Exhibit B-1 (the “Common Warrants”), and/or pre-funded warrants to purchase Common Stock in the form attached hereto as Exhibit B-2 (the “Pre-Funded Warrants”, together with the Common Warrants, the “Warrants” and the Warrants collectively with the Shares (as defined below), the “Securities”); and

WHEREAS, contemporaneously with the sale of the Securities, the parties hereto will execute and deliver a Registration Rights Agreement, substantially in the form attached hereto as Exhibit C, pursuant to which the Company will agree to provide certain registration rights in respect of the Shares (as defined below) and the Warrant Shares (as defined below) under the Securities Act and applicable state securities laws.

NOW THEREFORE, in consideration of the mutual agreements, representations, warranties and covenants herein contained, the Company and the Purchaser, severally and not jointly, agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

“Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person.

“Agreement” has the meaning set forth in the recitals hereof.

“Amended and Restated Bylaws” shall mean the Amended and Restated Bylaws of the Company, as in effect as of the date hereof.

“Anti-Money Laundering Laws” has the meaning set forth in Section 3.26 hereof.

“Board of Directors” means the board of directors of the Company.

“Closing” has the meaning set forth in Section 2.2 hereof.

“Closing Date” shall mean October 28, 2026.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in the recitals hereof.

“Common Stock Equivalents” means any securities of the Company which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Common Warrants” has the meaning set forth in the recitals hereof.

“Company” has the meaning set forth in the recitals hereof.

“Company Stock Plans” has the meaning set forth in Section 3.5 hereof.

“Disclosure Document” has the meaning set forth in Section 5.3 hereof.

“DTC” has the meaning set forth in Section 5.9(a) hereof.

“Environmental Laws” has the meaning set forth in Section 3.18 hereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and all of the rules and regulations promulgated thereunder.

“GAAP” has the meaning set forth in Section 3.1 hereof.

“Governmental Licenses” has the meaning set forth in Section 3.17 hereof.

“Intellectual Property” has the meaning set forth in Section 3.13 hereof.

“IT Systems” has the meaning set forth in Section 3.23 hereof.

“Material Adverse Change” has the meaning set forth in Section 3.2 hereof.

“Material Contract” means any contract of the Company that has been filed or was required to have been filed as an exhibit to the SEC Reports pursuant to Item 601(b)(4) or Item 601(b)(10) of Regulation S-K.

“Nant” has the meaning set forth in Section 5.13 hereof.

“Nasdaq Market” means the Nasdaq Capital Market.

“National Exchange” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question, together with any successor thereto: the NYSE American, The New York Stock Exchange, the Nasdaq Global Market, the Nasdaq Global Select Market and the Nasdaq Capital Market.

“Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or any other entity or organization.

“Personal Data” has the meaning set forth in Section 3.23 hereof.

“Policies” has the meaning set forth in Section 3.24 hereof.

“Pre-Funded Warrants” has the meaning set forth in the recitals hereof.

“Privacy Laws” has the meaning set forth in Section 3.24 hereof.

“Purchaser” has the meaning set forth in the recitals hereof.

“Purchaser Adverse Effect” has the meaning set forth in Section 4.3 hereof.

“Registration Rights Agreement” has the meaning set forth in Section 6.1(j) hereof.

“Restated Certificate of Incorporation” shall mean the Restated Certificate of Incorporation of the Company, as in effect as of the date hereof.

“Rule 144” means Rule 144 promulgated by the SEC pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such Rule.

“Sanctions” has the meaning set forth in Section 3.28 hereof.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” means (i) the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 30, 2026,(ii) any Quarterly Reports on Form 10-Q or any Current Reports on Form 8-K filed or furnished (as applicable) by the Company after December 31, 2025 and (iii) the Company’s definitive proxy statement on Schedule 14A filed with the SEC on August 10, 2026, together in each case with any documents incorporated by reference therein or exhibits thereto.

“Securities” has the meaning set forth in the recitals hereof.

“Securities Act” has the meaning set forth in the recitals hereof.

“Shares” means the shares of Common Stock issued or issuable to the Purchaser pursuant to this Agreement but excluding the Warrant Shares.

“Short Sales” include, without limitation, (i) all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, whether or not against the box, and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, short sales, swaps, “put equivalent positions” (as defined in Rule 16a-1(h) under the Exchange Act) and similar arrangements (including on a total return basis), and (ii) sales and other transactions through non-U.S. broker dealers or non-U.S. regulated brokers (but shall not be deemed to include the location and/or reservation of borrowable shares of Common Stock).

“Subscription Amount” means the aggregate amount to be paid for the Shares and Warrants purchased hereunder as indicated under the heading “Subscription Amount” on Exhibit A.

“Transaction Agreements” shall mean this Agreement, the Registration Rights Agreement, the Common Warrants, the Pre-Funded Warrants, and all exhibits and schedules thereto and hereto and any other documents or agreements executed and delivered pursuant to this Agreement.

“Transfer Agent” shall mean EQ Shareowner Services, or such other financial institution that provides transfer agent services as proposed by the Company and consented to by the Purchaser, which consent shall not be unreasonably withheld.

“USPTO” has the meaning set forth in Section 3.14 hereof.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a National Exchange, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the National Exchange on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if the OTCQB Venture Market (“OTCQB”) or the OTCQX Best Market (“OTCQX”) is not a National Exchange, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported on The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of the Common Stock as determined by an independent appraiser selected in good faith by the Purchaser and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

“Warrants” has the meaning set forth in the recitals hereof.

“Warrant Shares” means the shares of Common Stock issuable upon exercise of the Warrants.

“Willful Breach” has the meaning set forth in Section 7.1 hereof.

2. Purchase and Sale of Securities.

2.1 Purchase and Sale. On the Closing Date, upon the terms and subject to the conditions set forth herein, the Company agrees to sell, and the Purchaser, agrees to purchase, the number and type of Securities, for the Subscription Amount, set forth opposite the Purchaser’s name set forth on Exhibit A. In connection with the Closing, (i) the purchase price per unit consisting of one Share and an accompanying Common Warrant to purchase one share of Common Stock is $0.5034 and (ii) the purchase price per unit consisting of one Pre-Funded Warrant to purchase one share of Common Stock and an accompanying Common Warrant to purchase one share of Common Stock is $0.5024; provided, however, that the number of Securities purchased by the Purchaser shall not, when aggregated with all other shares of Common Stock owned by the Purchaser (together with the Purchaser’s Affiliates, and any Person acting as a group together with the Purchaser or any of the Purchaser’s Affiliates), result in the Purchaser’s beneficial ownership exceeding the Beneficial Ownership Limitation. The units will be immediately separable and will be issued separately. The “Beneficial Ownership Limitation” shall be 19.99% of the number of shares of Common Stock outstanding immediately prior to giving effect to the issuance of the Securities on the Closing Date.

2.2 Closing. Subject to the satisfaction or waiver of the conditions set forth in Section 6 of this Agreement, the closing of the purchase and sale of the Securities (the “Closing”) shall occur remotely via the exchange of documents and signatures on the Closing Date. At the Closing, the Securities shall be issued and registered in the name of the Purchaser, or in such nominee name(s) as designated by the Purchaser, representing the number of Securities to be purchased by the Purchaser at the Closing as set forth in Exhibit A, in each case against payment to the Company of the purchase price therefor in full by wire transfer to the Company of immediately available funds, at or prior to the Closing, in accordance with wire instructions attached hereto as Exhibit D. In the event that the Closing does not occur within three business days after the Closing Date, the Company shall promptly (but not later than one business day thereafter) return the previously wired amounts to the Purchaser by wire transfer of United States dollars in immediately available funds to the account specified by the Purchaser, and any book entries for the Shares or certificates for the Warrants shall be deemed cancelled. On the Closing Date, the Company will issue the Shares in book-entry form, bearing the restrictive legends set forth in Section 4.11 hereof and shall promptly provide evidence of such issuance from the Company’s Transfer Agent as of the Closing Date to the Purchaser. The failure of the Closing to occur on the Closing Date shall not terminate this Agreement or otherwise relieve any party of any of its obligations hereunder.

3. Representations and Warranties of the Company. Except as set forth in the SEC Reports, the Company hereby represents and warrants to the Purchaser that the statements contained in this Section 3 are true and correct as of the date hereof and the Closing Date (except for the representations and warranties that speak as of a specific date, which shall be made as of such date):

3.1 Financial Statements. The financial statements (including the related notes thereto) of the Company included or incorporated by reference in the SEC Reports present fairly, in all material respects, the consolidated financial position of the Company and its subsidiaries, as applicable, as of the dates indicated and the results of operations, changes in stockholders’ equity and cash flows for the periods specified. The supporting schedules included or incorporated by reference in the SEC Reports present fairly in all material respects the information required to be stated therein. Such financial statements and supporting schedules have been prepared in conformity with generally accepted accounting principles (“GAAP”) as applied in the United States applied on a consistent basis throughout the periods involved, except as may be expressly stated in the related notes thereto. The interactive data in eXtensible Business Reporting Language included or incorporated by reference in the SEC Reports fairly presents the information called for in all material respects and has been prepared in accordance with the SEC’s rules and guidelines applicable thereto. All disclosures contained in the SEC Reports that constitute non-GAAP financial measures (as defined by the rules and regulations under the Securities Act and the Exchange Act) comply with Regulation G under the Exchange Act and Item 10 of Regulation S-K under the Securities Act, as applicable. To the Company’s knowledge, no person who has been suspended or barred from being associated with a registered public accounting firm, or who has failed to comply with any sanction pursuant to Rule 5300 promulgated by the Public Company Accounting Oversight Board, has participated in or otherwise aided the preparation of, or audited, the financial statements, supporting schedules or other financial data filed with the SEC as a part of the SEC Reports.

3.2 No Material Adverse Change. Since the date of the most recent financial statements of the Company included or incorporated by reference in the SEC Reports: (i) there has been no material adverse change, in (A) the condition, financial or otherwise, or in the earnings, business, properties, operations, operating results, assets or liabilities, whether or not arising from transactions in the ordinary course of business, of the Company and its subsidiaries, considered as one entity or (B) the ability of the Company to consummate the transactions contemplated by this Agreement or perform its obligations hereunder, in each case other than any change, effect or development arising from (1) general economic, political, financial market or industry conditions that do not disproportionately affect the Company relative to other participants in its industry, (2) changes in the trading price or trading volume of the Common Stock (but not the underlying causes thereof), (3) the announcement or pendency of the transactions contemplated by the Transaction Agreements or any other strategic transaction proposal disclosed in the SEC Reports, or (4) any failure by the Company to meet internal or published projections, forecasts or revenue or earnings predictions (but not the underlying causes thereof) (any such change being referred to herein as a “Material Adverse Change”); (ii) the Company and its subsidiaries, considered as one entity have not incurred any material liability or obligation, indirect, direct or contingent, including without limitation any losses or interference with their business from fire, explosion, flood, earthquakes, accident or other calamity, whether or not covered by insurance, or from any strike, labor dispute or court or governmental action, order or decree, that are material, individually or in the aggregate, to the Company and its subsidiaries, considered as one entity, and have other than the transactions contemplated by the Transaction Agreements and as disclosed in the SEC Reports, not entered into any transactions not in the ordinary course of business; and (iii) there has not been any material change in the capital stock (other than the issuance of shares of Common Stock upon exercise of stock options and warrants described as outstanding in, and the grant of options and awards under equity incentive plans described in, and the issuance of any stock upon conversion of Company securities described in the SEC Reports, and the repurchase of shares of capital stock pursuant to the agreements providing for an option to repurchase or a right of first refusal on behalf of the Company pursuant to the Company’s repurchase rights), any material increase in short-term or long-term indebtedness of the Company or its subsidiaries, or any dividend or distribution of any kind declared, paid or made by the Company on any class of capital stock, or any repurchase or redemption by the Company of any class of capital stock (other than the repurchase of shares of capital stock pursuant to the agreements providing for an option to repurchase or a right of first refusal on behalf of the Company pursuant to the Company’s repurchase rights).

3.3 Organization and Good Standing. The Company has been (i) duly organized and is validly existing and in good standing under the laws of its jurisdiction of organization, with power and authority (corporate and other) to own and/or lease its properties and conduct its business as described in the SEC Reports, and (ii) duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, except, in the case of clause (ii), where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Change.

3.4 Subsidiaries. The subsidiaries of the Company are listed on Exhibit 21.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.

3.5 Capitalization. The Company has an authorized capitalization consisting of 120,000,000 shares of Common Stock and 20,000,000 shares of preferred stock, par value $0.001 per share; all the issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued, and are fully paid and non-assessable. None of the outstanding shares of capital stock of the Company are subject to any pre-emptive or similar rights that have not been duly waived or satisfied except as described in or expressly contemplated by the SEC Reports. The capital stock of the Company conforms in all material respects to the description thereof contained in the SEC Reports. There are no authorized or outstanding options, warrants, pre-emptive rights or similar rights, or other rights to purchase, or equity or debt securities convertible into or exchangeable or exercisable for, any capital stock of the Company or any of its subsidiaries other than those described in the SEC Reports. With respect to the stock-based compensation plans of the Company (the “Company Stock Plans”), the descriptions of the Company Stock Plans and the options or other rights granted thereunder as set forth in the SEC Reports accurately and fairly, in all material respects, present the information required to be shown with respect to such plans, arrangements, options and rights.

3.6 Due Authorization. The Company has full right, power and authority to execute and deliver the Transaction Agreements and to perform its obligations under the Transaction Agreements, including the issuance and sale of the Securities and the issuance of the shares of Common Stock issuable upon exercise of the Warrants and all action required to be taken for the due and proper authorization, execution and delivery by it of the Transaction Agreements and the consummation by it of the transactions contemplated by the Transaction Agreements, including the issuance and sale of the Securities and the issuance of the Warrant Shares, has been duly and validly taken. Each of the Transaction Agreements has been duly authorized, executed and delivered by the Company and is the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited or otherwise affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and/or similar laws relating to or affecting the rights of creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.7 Valid Issuance. The Shares being purchased by the Purchaser hereunder have been duly and validly authorized and, upon issuance pursuant to the terms of this Agreement against full payment therefor in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and non-assessable and will be issued free and clear of any liens or other restrictions (other than those as provided in the Transaction Agreements or restrictions on transfer under applicable state and federal securities laws), and the holder of the Shares shall be entitled to all rights accorded to a holder of Common Stock. The Warrant Shares have been duly and validly authorized and reserved for issuance and, upon issuance pursuant to the terms of the Warrants against full payment therefor in accordance with the terms of the Warrants, will be duly and validly issued, fully paid and non-assessable and will be issued free and clear of any liens or other restrictions (other than those as provided in the Transaction Agreements or restrictions on transfer under applicable state and federal securities laws), and the holder of the Warrant Shares shall be entitled to all rights accorded to a holder of Common Stock. Subject to the accuracy of the representations and warranties made by the Purchaser in Section 4, the offer and sale of the Securities to the Purchaser is and will be in compliance with applicable exemptions from (i) the registration and prospectus delivery requirements of the Securities Act and (ii) the registration and qualification requirements of applicable securities laws of the states of the United States.

3.8 No Violation or Default. The Company is not (i) in violation of the Restated Certificate of Incorporation or the Amended and Restated Bylaws; (ii) in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any property or asset of the Company is subject; or (iii) in violation of any law or statute or any judgment, order, rule or regulation of any court or arbitrator or governmental or regulatory authority having jurisdiction over the Company, except, in the case of clauses (ii) and (iii) above, for any such default or violation that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Change.

3.9 No Conflicts. The execution, delivery and performance by the Company of the Transaction Agreements, the issuance and sale of the Securities and the consummation of the transactions contemplated by the Transaction Agreements will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, (i) any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject, (ii) any Material Contract, (iii) the Restated Certificate of Incorporation or the Amended and Restated Bylaws, or (iv) any statute or any judgment, order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its properties except, in the case of clauses (i) or (iii), for such defaults, breaches, or violations that would not, individually or in the aggregate, have a Material Adverse Change.

3.10 No Consents Required. Assuming the accuracy of the representations and warranties of the Purchaser, no consent, approval, authorization, order, registration or qualification of or with any court or arbitrator or governmental or regulatory authority is required for the execution, delivery and performance by the Company of the Transaction Agreements, the issuance and sale of the Securities and the consummation of the transactions contemplated by the Transaction Agreements, except for (i) the registration of the Shares and the Warrant Shares under the Securities Act pursuant to the Registration Rights Agreement and such consents, approvals, authorizations, orders and registrations or qualifications as may be required in connection therewith, (ii) the filing of any requisite notices and/or application(s) to the Nasdaq Market for the issuance and sale of the Shares or the Warrant Shares and the listing of the Shares or the Warrant Shares for trading or quotation, as the case may be, thereon in the time and manner required thereby, (iii) those that have been made or obtained prior to the date of this Agreement, and (iv) as may be required under the securities, or blue sky, laws of any state jurisdiction in connection with the offer and sale of the Shares or the Warrant Shares by the Company in the manner contemplated herein.

3.11 Legal Proceedings. Except as described in the SEC Reports, there is no action, suit, proceeding, inquiry or investigation brought by or before any legal or governmental entity now pending or, to the knowledge of the Company, threatened, against or affecting the Company, which could be expected, individually or in the aggregate, to result in a Material Adverse Change. No material labor disturbance by or dispute with the employees of the Company exists or, to the knowledge of the Company, is contemplated or threatened, and the Company is not aware of any existing or imminent labor disturbance by, or dispute with, the employees of any of its principal suppliers, manufacturers, customers or contractors, which, in either case, would, individually or in the aggregate, result in a Material Adverse Change.

3.12 Title to Real and Personal Property. The Company has good and marketable title to all real and personal property owned by it (other than with respect to Intellectual Property, which is addressed exclusively in Section 3.13 and Section 3.14) or has valid rights to lease or otherwise use, all real and personal property that are material to the business of the Company, in each case free and clear of all liens, encumbrances and defects except such as are described in the SEC Reports or such as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company; and any real property and buildings held under lease by the Company are, to the Company’s knowledge, held by the Company under valid, subsisting and enforceable leases with such exceptions as are, not material and do not materially interfere with the use made and proposed to be made of such property and buildings by the Company.

3.13 Intellectual Property. Except as otherwise disclosed in the SEC Reports, the Company owns or has obtained valid and enforceable licenses for, the inventions, patent applications, patents, trademarks, trade names, service names, copyrights, trade secrets, domain names, technology, know-how and other intellectual property described in the SEC Reports as being owned or licensed by it or which are necessary for the conduct of its business as currently conducted and as proposed to be conducted (collectively, “Intellectual Property”), except where any failure to own, possess or acquire such Intellectual Property has not had, and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Change. To the Company’s knowledge: (i) there are no third parties who have rights to any Intellectual Property, except for customary reversionary rights of third-party licensors with respect to Intellectual Property that is disclosed in the SEC Reports as licensed to the Company; (ii) the Company is not infringing or misappropriating the intellectual property rights of third parties; and (iii) the Company is either the sole owner or the co-owner of the Intellectual Property owned by it and has the valid, enforceable right to use the Intellectual Property without the obligation to obtain consent to sublicense and without a duty of accounting to the co-owner, as applicable, except, in each case, which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Change. There is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others and the Company has not received notice of and is unaware of any facts which would form a reasonable basis for any such claim: (A) challenging the Company’s rights in or to any Intellectual Property; (B) challenging the validity, enforceability or scope of any Intellectual Property; or (C) asserting that the Company infringes, misappropriates or otherwise violates, or would, upon the manufacture or commercialization of any product or service described in the SEC Reports as under development, infringe, misappropriate or violate, any patent, trademark, trade name, service name, copyright, trade secret or other proprietary rights of others, except in each case, which individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Change. The Company has complied in all material respects with the terms of each agreement pursuant to which Intellectual Property has been licensed to the Company, and all such agreements are in full force and effect. To the Company’s knowledge, no employee of the Company is or has been in violation of any term of any employment contract, patent disclosure agreement, invention assignment agreement, non-competition agreement, non-solicitation agreement, nondisclosure agreement or any restrictive covenant to or with a former employer where such violation has a Material Adverse Change on the Company. The Company has taken reasonable steps necessary to secure assignments to the Company of the Intellectual Property purported to be owned by the Company from any employees, consultants, agents or contractors that developed (in whole or in part) such Intellectual Property. No government funding, facilities or resources of a university, college, other educational institution or research center was used in the development of any Intellectual Property that is owned or purported to be owned by the Company that would confer upon any governmental agency or body, university, college, other educational institution or research center any claim or right of ownership to any such Intellectual Property.

3.14 Patents. Except as otherwise disclosed in the SEC Reports, all patents and patent applications owned by or licensed to the Company or under which the Company has rights have, to the knowledge of the Company, been duly and properly filed and maintained and are valid and enforceable; the Company has, to the knowledge of the Company, complied with its duty of candor and disclosure to the U.S. Patent and Trademark Office (the “USPTO”) in connection with such patents and patent applications for which it has filing, prosecution, and/or maintenance responsibilities; to the knowledge of the Company, the parties having filing, prosecuting and/or maintenance responsibilities for such patents and patent applications have complied with their duty of candor and disclosure to the USPTO in connection with such patents and patent applications; and the Company is not aware of any prior art or public or commercial activity or other facts required to be disclosed to the USPTO that were not disclosed to the USPTO and which would preclude the grant of a patent in connection with any such application or would reasonably be expected to form the basis of a finding of invalidity with respect to any patents that have been issued with respect to such applications.

3.15 Investment Company Act. The Company is not, and immediately after giving effect to the offering and sale of the Shares and the Warrant Shares and the application of the proceeds thereof as described in the SEC Reports, will not be, required to register as an “investment company” under the Investment Company Act of 1940, as amended.

3.16 Taxes. Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change, the Company has filed all tax returns required to be filed through the date hereof, or have duly requested extensions thereof, all such tax returns are true and correct in all respects, and there is no tax deficiency that has been, or would reasonably expected to be, asserted against the Company or any of its properties or assets.

3.17 Licenses and Permits. The Company possesses such material permits, licenses, clearances, approvals, consents, exemptions, registrations, and other authorizations as required by applicable law (collectively, “Governmental Licenses”) issued by applicable governmental entities necessary to conduct the business now operated by the Company. The Company is in material compliance with the terms and conditions of all such Governmental Licenses, and all Governmental Licenses are valid and in full force and effect. The Company has not received any notice of proceedings relating to the revocation, material modification, or suspension of any Governmental Licenses.

3.18 Certain Environmental Matters. (i) The Company (x) is in compliance with all, and has not violated any, applicable federal, state, local and foreign laws, rules, regulations, requirements, decisions, judgments, decrees, orders and other legally enforceable requirements relating to pollution or the protection of human health or safety, the environment, natural resources, hazardous or toxic substances or wastes, pollutants or contaminants (collectively, “Environmental Laws”); (y) has received and is in compliance with all, and have not violated any, permits, licenses, certificates or other authorizations or approvals required of it under any Environmental Laws to conduct its businesses, except where such non-compliance with Environmental Laws, failure to receive required permits, licenses or other approvals or failure to comply with such permits, licenses, certificates or approvals would not individually or in the aggregate, reasonably be expected to have a Material Adverse Change; (z) has not received written notice of any actual or potential liability by the Company or obligation of the Company under or relating to, or any material actual or potential violation of, any Environmental Laws by the Company, including for the investigation or remediation of any disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants, and have no knowledge of any event or condition that would reasonably be expected to result in any such notice, and, (ii) there are no costs or liabilities associated with Environmental Laws of or relating to the Company, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Change; and (iii) (x) there is no proceeding that is pending, or that is known by the Company to be contemplated, against the Company under any Environmental Laws in which a governmental entity is also a party, other than such proceeding regarding which the Company reasonably believes no monetary sanctions of $100,000 or more will be imposed, (y) the Company is not aware of any facts or issues regarding compliance with Environmental Laws, or liabilities or other obligations under Environmental Laws or concerning hazardous or toxic substances or wastes, pollutants or contaminants, and (z) the Company does not anticipate material capital expenditures relating to any Environmental Laws.

3.19 Compliance with ERISA. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Change, (i) each employee benefit plan, within the meaning of Section 3(3) of ERISA, for which the Company or any member of its “Controlled Group” (defined as any entity, whether or not incorporated, that is under common control with the Company within the meaning of Section 4001(a)(14) of ERISA or any entity that would be regarded as a single employer with the Company under Section 414(b),(c),(m) or (o) of the Code) would have any liability (each, a “Plan”) has been maintained in compliance with its terms and the requirements of any applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Code and no prohibited transaction, within the meaning of Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Plan, excluding transactions effected pursuant to a statutory or administrative exemption; (ii) for each Plan that is subject to the funding rules of Section 412 of the Code or Section 302 of ERISA, no Plan has failed, or is reasonably expected to fail, to satisfy the minimum funding standards (within the meaning of Section 302 of ERISA or Section 412 of the Code) applicable to such Plan; (iii) none of the Plans are “multiemployer plans” within the meaning of Section 4001(a)(3) of ERISA, and (iv) each Plan that is intended to be qualified under Section 401(a) of the Code is so qualified, and nothing has occurred, whether by action or failure to act, which would cause the loss of such qualification.

3.20 Disclosure Controls. The Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-15 and 15d-15 under the Exchange Act), which (i) are designed to ensure that material information relating to the Company, including any of its consolidated subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; (ii) have been evaluated by management of the Company for effectiveness as of the end of the Company’s most recent fiscal quarter; and (iii) are effective in all material respects to perform the functions for which they were established. Since the end of the Company’s most recent audited fiscal year, there have been no significant deficiencies or material weaknesses in the Company’s internal control over financial reporting (whether or not remediated) and no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting. The Company is not aware of any change in its internal control over financial reporting that has occurred during its most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

3.21 Accounting Controls. The Company maintains a system of internal control over financial reporting (as such term is defined the Exchange Act) that has been designed by the Company’s principal executive officer and principal financial officer, or under their supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and is designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (v) the interactive data in eXtensible Business Reporting Language included or incorporated by reference in the SEC Reports fairly presents the information called for in all material respects and is prepared in accordance with the SEC’s rules and guidelines applicable thereto. The Company is not aware of any material weaknesses in its internal control over financial reporting.

3.22 Insurance. The Company has insurance against such losses and risks and in such amounts as are prudent and customary for the size of the business and the industry in which it is engaged and the Company has not received notice from any insurer or agent of such insurer that capital improvements or other expenditures are required or necessary to be made in order to continue such insurance nor does the Company have any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage at reasonable cost from similar insurers as may be necessary to continue its business.

3.23 Cybersecurity. Except as would not reasonably be expected to have a Material Adverse Change, the Company’s information technology assets and equipment, computers, systems, networks, hardware, software, websites, applications, and databases (collectively, “IT Systems”) are adequate in capacity and operation for, and operate and perform in all material respects as required in connection with the operation of the business of the Company as currently conducted, and to the Company’s knowledge, free and clear of all material Trojan horses, time bombs, malware and other malicious code. The Company has implemented and maintained commercially reasonable controls, policies, procedures, and safeguards to maintain and protect its material confidential information and the integrity, continuous operation, redundancy and security of all IT Systems and personal, sensitive, confidential, or regulated data (including all personal, personally identifiable, sensitive, confidential or regulated data (“Personal Data”)) in the Company’s possession or otherwise subject to its operational control, and there have been no breaches, violations, outages or known unauthorized uses of or known accesses to same, except for those that have been remedied without material cost or liability or the duty to notify any other person, and in each case except as would not reasonably be expected to have a Material Adverse Change. The Company is presently in material compliance with all applicable laws or statutes and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority of competent jurisdiction, and all of its internal policies and contractual obligations relating to the privacy and security of IT Systems and Personal Data and to the protection of such IT Systems and Personal Data from unauthorized use, access, misappropriation or modification, except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Change.

3.24 Compliance with Data Privacy Laws. The Company is, and at all prior times was, in material compliance with all applicable data privacy and security laws and regulations, including without limitation, as applicable, the European Union General Data Protection Regulation (EU 2016/679) (and all other applicable laws and regulations with respect to Personal Data that have been announced as of the date hereof as becoming effective within 12 months after the date hereof, and for which any non-compliance with the same would be reasonably likely to create a material liability) as soon as they take effect (collectively, the “Privacy Laws”). To ensure material compliance with the Privacy Laws, the Company has in place and is in material compliance with commercially reasonable policies and procedures relating to data privacy and security and the collection, storage, use, disclosure, handling, and analysis of Personal Data (the “Policies”) as applicable. The Company has since inception made all disclosures to users or customers required by applicable laws and regulatory rules or requirements, and has provided accurate notice of its Policies then in effect to its customers, employees, third party vendors and representatives as required by applicable laws and regulatory rules or requirements, except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Change. None of such disclosures made or contained in any of the Policies have been inaccurate, misleading, deceptive or in violation of any Privacy Laws or Policies in any material respect. The execution, delivery and performance of this Agreement will not result in a breach or violation of any Privacy Laws or Policies. Except as would not, individually or in the aggregate, have a Material Adverse Change, the Company: (i) has not received notice of any actual or potential liability under or relating to, or actual or potential violation of, any of the Privacy Laws, and has no knowledge of any event or condition that would reasonably be expected to result in any such notice; (ii) is not currently conducting or paying for, in whole or in part, any investigation, remediation, or other corrective action pursuant to any Privacy Law; or (iii) is not a party to any order, decree, or agreement that imposes any obligation or liability under any Privacy Law.

3.25 No Unlawful Payments. Neither the Company nor, to the knowledge of the Company, any director, officer, agent, employee, affiliate or other person associated with or acting on behalf of the Company has (i) made, offered, promised or authorized any unlawful contribution, gift, entertainment or other unlawful expense or taken any act in furtherance thereof; (ii) made, offered, promised or authorized any direct or indirect unlawful payment; or (iii) violated or is in violation of any applicable provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, the Bribery Act 2010 of the United Kingdom or any other applicable anti-bribery or anti-corruption law.

3.26 Compliance with Anti-Money Laundering Laws. The operations of the Company are, and have been conducted at all times in compliance with applicable anti-money laundering laws, including, but not limited to, the Bank Secrecy Act of 1970, as amended by the USA PATRIOT ACT of 2001, and the rules and regulations promulgated thereunder, and the anti-money laundering laws of the various jurisdictions in which the Company conducts business (collectively, the “Anti-Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

3.27 Office of Foreign Assets Control. Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, employee, representative, agent or Affiliate of the Company or any of its subsidiaries, or any other Person acting on behalf of the Company or any of its subsidiaries, is currently subject to or the target of any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of the offering of the Shares contemplated hereby, or lend, contribute or otherwise make available such proceeds to any Person, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

3.28 Sanctions. Neither the Company nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company is currently the subject or the target of any sanctions administered or enforced by the U.S. government, including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury, or the U.S. Department of State and including, without limitation, the designation as a “specially designated national” or “blocked person,” the European Union, His Majesty’s Treasury, the United Nations Security Council, or other relevant sanctions authority (collectively, “Sanctions”), nor is the Company located, organized or resident in a country or territory that is the subject or target of Sanctions, and the Company will not directly or indirectly use the proceeds of the offering of the Securities hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity (i) to fund or facilitate any activities of or business with any person, or in any country or territory, that, at the time of such funding, is the subject or the target of Sanctions or (ii) in any other manner that will result in a violation by any person (including any person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions.

3.29 No Registration Rights. No person has the right to require the Company to register any securities for sale under the Securities Act by reason of the issuance and sale of the Securities or the filing of a registration statement with the SEC pursuant to the Registration Rights Agreement, except for such rights that have been validly waived with respect to the filing of a registration statement with the SEC pursuant to the Registration Rights Agreement prior to the date of this Agreement.

3.30 Sarbanes-Oxley Act. The Company is in compliance, in all material respects, with all applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder.

3.31 Status under the Securities Act. The Company is not an “ineligible issuer,” as defined in Rule 405 under the Securities Act. The Common Stock is registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and the Company has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act nor has the Company received any notification that the SEC is contemplating terminating such registration. Except as disclosed in the SEC Reports, the Company has not, in the 12 months preceding the date hereof, received notice from any National Exchange on which the Common Stock is or has been listed or, quoted to the effect that the Company is not in compliance with the listing or maintenance requirements of such National Exchange or other exchange or market. Except with respect to the requirement to maintain a minimum bid price of $1 per share, as set forth in Nasdaq Listing Rule 5550(a)(2), the Company is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with the listing and maintenance requirements of the National Exchange or any other exchange or market on which the Common Stock is or has been listed or quoted (other than the potential of failing to satisfy the minimum bid price requirement). The issuance and sale of the Securities hereunder does not contravene, or require stockholder approval under, the rules and regulations of The Nasdaq Stock Market LLC.

3.32 Off-Balance Sheet Arrangements. There are no off-balance sheet arrangements (as defined in Regulation S-K Item 303(a)(4)(ii) of the Securities Act) that have or are reasonably likely to have a Material Adverse Change on the Company’s financial condition, changes in financial condition, results of operations, liquidity, capital expenditures or capital resources.

3.33 Brokers and Finders. The Company is not aware of any Person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of the Securities pursuant to this Agreement.

3.34 No Outstanding Loans or Other Extensions of Credit. The Company does not have any outstanding extension of credit, in the form of a personal loan, to or for any director or executive officer (or equivalent thereof) of the Company except for such extensions of credit as are expressly permitted by Section 13(k) of the Exchange Act.

3.35 No Additional Agreements. The Company does not have any agreement or understanding with the Purchaser with respect to the transactions contemplated by the Transaction Agreements other than as specified in the Transaction Agreements. For the avoidance of doubt, the Company has not entered into any other purchase agreement with any other Person on or around the date hereof, or any other agreement in connection with any Person’s direct or indirect equity investment in the Company that includes terms and conditions that are materially more advantageous to such Person than to the Purchaser hereunder.

3.36 Related Party Transactions. There are no business relationships or related-party transactions involving the Company or any of its subsidiaries or any other person required to be described in the SEC Reports which have not been described as required.

3.37 Reliance by the Purchaser. The Company acknowledges that the Purchaser will rely upon the truth and accuracy of, and the Company’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Company set forth herein.

3.38 SEC Reports. The Company has filed all SEC Reports with the SEC pursuant to the reporting requirements of the Exchange Act on a timely basis. At the time they were filed with the SEC, the SEC Reports and any amendment or supplement thereto complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

3.39 Regulation M Compliance. Neither the Company nor any of its subsidiaries has taken, directly or indirectly, any action designed to or that might cause or result in stabilization or manipulation of the price of the Shares or of any “reference security” (as defined in Rule 100 of Regulation M under the Exchange Act) with respect to the Shares or the Warrant Shares, whether to facilitate the sale or resale of the Shares or the Warrant Shares.

3.40 Shell Company Status. The Company is not currently an issuer identified in Rule 144(i)(1) and, if it has been a “shell” company (as defined in Section 12b-2 of the Exchange Act) at any time previously, has filed current Form 10 information with the SEC at least twelve (12) calendar months previously reflecting its status as an entity that is not a shell company.

3.41 Private Placement. Assuming the accuracy of the Purchaser’s representations and warranties set forth in Section 4, no registration under the Securities Act is required for the offer and sale of the Securities by the Company to the Purchaser as contemplated hereby. The issuance and sale of the Securities hereunder does not contravene the rules and regulations of the Nasdaq Market. Neither the Company nor any Person acting on behalf of the Company has offered or sold any of the Securities by any form of general solicitation or general advertising. The Company has offered the Securities for sale only to the Purchaser and certain other “accredited investors” within the meaning of Rule 501 under the Securities Act.

4. Representations and Warranties of The Purchaser. The Purchaser represents and warrants to the Company that the statements contained in this Section 4 are true and correct as of the date hereof and the Closing Date:

4.1 Organization. The Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted.

4.2 Authorization. The Purchaser has all requisite corporate or similar power and authority to enter into this Agreement and the other Transaction Agreements to which it will be a party and to carry out and perform its obligations hereunder and thereunder. All corporate, member or partnership action on the part of the Purchaser or its stockholders, members or partners necessary for the authorization, execution, delivery and performance of this Agreement and the other Transaction Agreements to which it will be a party and the consummation of the other transactions contemplated herein has been taken. The signature of the Purchaser on this Agreement is genuine and the signatory to this Agreement, the signatory has been duly authorized to execute the same on behalf of the Purchaser. Assuming this Agreement constitutes the legal and binding agreement of the Company, this Agreement constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited or otherwise affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and/or similar laws relating to or affecting the rights of creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.3 No Conflict. The execution, delivery and performance of the Transaction Agreements by the Purchaser, the purchase of the Securities in accordance with their terms and the consummation by the Purchaser of the other transactions contemplated hereby will not conflict with or result in any violation of, breach or default by the Purchaser (with or without notice or lapse of time, or both) under, conflict with, or give rise to a right of termination, cancellation or acceleration of any obligation, a change of control right or to a loss of a material benefit under (i) any provision of the organizational documents of the Purchaser, including, without limitation, its incorporation or formation papers, bylaws, indenture of trust or partnership or operating agreement, as may be applicable or (ii) any agreement or instrument, undertaking, credit facility, franchise, license, judgment, order, ruling, statute, law, ordinance, rule or regulations, applicable to the Purchaser or its respective properties or assets, except, in the case of clause (ii), as would not, individually or in the aggregate, be reasonably expected to materially delay or hinder the ability of the Purchaser to perform its obligations under the Transaction Agreements (such delay or hindrance, a “Purchaser Adverse Effect”).

4.4 Consents. All consents, approvals, orders and authorizations required on the part of the Purchaser in connection with the execution, delivery or performance of this Agreement, the issuance of the Securities and the consummation of the other transactions contemplated herein have been obtained or made, other than such consents, approvals, orders and authorizations the failure of which to make or obtain, individually or in the aggregate, would not reasonably be expected to have a Purchaser Adverse Effect.

4.5 Residency. The Purchaser’s residence (if an individual) or offices in which its investment decision with respect to the Securities was made (if an entity) are located at the address immediately below the Purchaser’s name on Exhibit A.

4.6 Brokers and Finders. The Purchaser has not retained, utilized or been represented by any broker or finder in connection with the transactions contemplated by this Agreement whose fees the Company would be required to pay.

4.7 Investment Representations and Warranties. The Purchaser hereby represents and warrants that, it as of the date hereof is, and on each date on which it exercises any Warrants, will be, a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” as that term is defined in Rule 501(a) under Regulation D promulgated pursuant to the Securities Act. The Purchaser further represents and warrants that (x) it is capable of evaluating the merits and risk of such investment, and (y) that it has not been organized for the purpose of acquiring the Securities and is an “institutional account” as defined by FINRA Rule 4512(c). The Purchaser understands and agrees that the offering and sale of the Securities has not been registered under the Securities Act or any applicable state securities laws and is being made in reliance upon federal and state exemptions for transactions not involving a public offering which depend upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein.

4.8 Intent. The Purchaser is purchasing the Securities, and, upon the exercise of any Warrants, will acquire the Warrant Shares issuable upon exercise thereof, solely for investment purposes, for the Purchaser’s own account and not for the account of others, and not with a view towards, or for offer or sale in connection with, any distribution or dissemination thereof in violation of the Securities Act. Notwithstanding the foregoing, if the Purchaser is purchasing the Securities as a fiduciary or agent for one or more investor accounts, the Purchaser has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account. The Purchaser has no present arrangement to sell the Securities to or through any person or entity. The Purchaser understands that the Securities must be held indefinitely unless such Securities are resold pursuant to a registration statement under the Securities Act or an exemption from registration is available. Notwithstanding the foregoing, the representations in this Section 4.8 shall not restrict the Purchaser’s right at all times to sell or otherwise dispose of all or any part of the Shares in compliance with applicable federal and state securities laws and that nothing contained herein shall be deemed a representation or warranty by the Purchaser to hold Shares for any period of time.

4.9 Investment Experience; Ability to Protect Its Own Interests and Bear Economic Risks. The Purchaser, or the Purchaser’s professional advisors, have such knowledge and experience in finance, securities, taxation, investments and other business matters as to be capable of evaluating the merits and risks of investments of the kind described in this Agreement, and the Purchaser has had an opportunity to seek, and has sought, such accounting, legal, business and tax advice as the Purchaser has considered necessary to make an informed investment decision. By reason of the business and financial experience of the Purchaser or the Purchaser’s professional advisors (who are not affiliated with or compensated in any way by the Company or any of its affiliates or selling agents), the Purchaser can protect the Purchaser’s own interests in connection with the transactions described in this Agreement. The Purchaser acknowledges that the Purchaser (i) is a sophisticated investor, experienced in investing in private placements of equity securities and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities and (ii) has exercised independent judgment in evaluating its participation in the purchase of the Securities. The Purchaser acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Securities, including those set forth in the Company’s filings with the SEC. Alone, or together with any professional advisor(s), the Purchaser has adequately analyzed and fully considered the risks of an investment in the Securities and determined that the Securities are a suitable investment for the Purchaser. The Purchaser is, at this time and in the foreseeable future, able to afford the loss of the Purchaser’s entire investment in the Securities and the Purchaser acknowledges specifically that a possibility of total loss exists.

4.10 Tax Advisors. The Purchaser has had the opportunity to review with the Purchaser’s own tax advisors the federal, state and local tax consequences of its purchase of the Securities set forth opposite the Purchaser’s name on Exhibit A, where applicable, and the transactions contemplated by this Agreement. The Purchaser acknowledges that Purchaser shall be responsible for any of the Purchaser’s tax liabilities that may arise as a result of the transactions contemplated by this Agreement, and that the Company and any of its agents have not provided any tax advice or any other representation or guarantee regarding the tax consequences of the transactions contemplated by the Agreement.

4.11 Securities Not Registered; Legends. The Purchaser acknowledges and agrees that the Securities are being offered in a transaction not involving any public offering within the meaning of the Securities Act, and the Purchaser understands that the Securities have not been registered under the Securities Act, by reason of their issuance by the Company in a transaction exempt from the registration requirements of the Securities Act, and that the Securities must continue to be held and may not be offered, resold, transferred, pledged or otherwise disposed of by the Purchaser unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration and in each case in accordance with any applicable securities laws of any state of the United States. The Purchaser understands that the exemptions from registration afforded by Rule 144 (the provisions of which are known to it) depend on the satisfaction of various conditions including, but not limited to, the time and manner of sale, the holding period and on requirements relating to the Company which are outside of the Purchaser’s control and which the Company may not be able to satisfy, and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts. The Purchaser acknowledges and agrees that it has been advised to consult legal counsel prior to making any offer, resale, transfer, pledge or disposition of any of the Securities. The Purchaser acknowledges that no federal or state agency has passed upon or endorsed the merits of the offering of the Securities or made any findings or determination as to the fairness of this investment.

The Purchaser understands that the Shares and Warrant Shares may bear one or more legends in substantially the following form and substance:

“THESE SHARES OF COMMON STOCK ARE BEING OFFERED TO INVESTORS WITHOUT REGISTRATION WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT IN RELIANCE UPON SECTION 4(A)(2) UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“THE SECURITIES ACT”). TRANSFER OF THESE SHARES OF COMMON STOCK IS PROHIBITED, EXCEPT PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT, OR PURSUANT TO AVAILABLE EXEMPTION FROM REGISTRATION.”

In addition, stock certificates representing the Shares and Warrant Shares may contain a legend regarding affiliate status of the Purchaser, if applicable.

4.12 Reliance by the Company. The Purchaser acknowledges that the Company will rely upon the truth and accuracy of, and the Purchaser’s compliance with, the representations, warranties, agreements, acknowledgements and understandings of the Purchaser set forth herein.

4.13 No General Solicitation. The Purchaser acknowledges and agrees that the Purchaser is purchasing the Securities directly from the Company. Purchaser became aware of this offering of the Securities solely directly from the Company as a result of a pre-existing relationship with the Company, and/or their respective advisors (including, without limitation, attorneys, accountants, bankers, consultants and financial advisors), agents, control persons, representatives, affiliates, directors, officers, managers, members, and/or employees, and/or the representatives of such persons. The Securities were offered to Purchaser solely by direct contact between Purchaser and the Company, and/or their respective representatives. Purchaser did not become aware of this offering of the Securities, nor were the Securities offered to Purchaser, by any other means, and none of the Company, and/or their respective representatives acted as investment advisor, broker or dealer to Purchaser. The Purchaser is not purchasing the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media or broadcast over television, radio or the internet or presented at any seminar or any other general solicitation or general advertisement, including any of the methods described in Section 502(c) of Regulation D under the Securities Act.

4.14 No Reliance. The Purchaser further acknowledges that there have not been and Purchaser hereby agrees that it is not relying on and has not relied on, any statements, representations, warranties, covenants or agreements made to the Purchaser by or on behalf of the Company, any of its affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing or any other person or entity, expressly or by implication, other than the SEC Reports and those representations, warranties and covenants of the Company expressly set forth in this Agreement.

4.15 Access to Information. In making its decision to purchase the Securities, Purchaser has relied solely upon independent investigation made by Purchaser and upon the representations, warranties and covenants set forth herein. The Purchaser acknowledges and agrees that the Purchaser has received such information as the Purchaser deems necessary in order to make an investment decision with respect to the Securities, including, with respect to the Company. Without limiting the generality of the foregoing, the Purchaser acknowledges that the Purchaser has had an opportunity to review the SEC Reports filed prior to the date hereof. The Purchaser acknowledges and agrees that the Purchaser and the Purchaser’s professional advisor(s), if any, have had the opportunity to ask such questions, receive such answers and obtain such information as the Purchaser and the Purchaser’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Securities and that the Purchaser has independently made his, her or its own analysis and decision to invest in the Company. Neither such inquiries nor any other due diligence investigation conducted by the Purchaser shall modify, limit or otherwise affect the Purchaser’s right to rely on the Company’s representations and warranties contained in this Agreement.

4.16 Certain Trading Activities. Other than consummating the transaction contemplated hereby, the Purchaser has not, nor has any Person acting on behalf of or pursuant to any understanding with the Purchaser, directly or indirectly executed any purchases or sales, including Short Sales, of the securities of the Company during the period commencing as of the time that the Purchaser was first contacted by the Company or any other Person regarding the transaction contemplated hereby and ending immediately prior to the date hereof. Notwithstanding the foregoing, in the case of the Purchaser that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of the Purchaser’s assets and the portfolio managers have no direct knowledge of the investment decisions made by the portfolio managers managing other portions of the Purchaser’s assets, the representation set forth above shall only apply with respect to the portion of the assets managed by the portfolio manager that made the investment decision to purchase the Securities covered by this Agreement. Other than to other Persons party to this Agreement or to the Purchaser’s advisors, outside attorney, accountant, auditor, or investment advisor (only to the extent necessary to permit evaluation of the investment), the Purchaser has maintained the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction). Notwithstanding the foregoing, for avoidance of doubt, nothing contained herein shall constitute a representation or warranty, or preclude any actions, with respect to the identification of the availability of, or securing of, available shares to borrow in order to effect Short Sales or similar transactions in the future. The Purchaser covenants that neither it nor any Person acting on its behalf or pursuant to any understanding with it will execute any purchases or sales, including Short Sales, of the securities of the Company during the period from the date hereof until the filing of the Disclosure Document.

5. Covenants.

5.1 Further Assurances. Each party agrees to cooperate with each other and their respective officers, employees, attorneys, accountants and other agents, and, generally, do such other reasonable acts and things in good faith as may be necessary to effectuate the intents and purposes of this Agreement, subject to the terms and conditions hereof and compliance with applicable law, including taking reasonable action to facilitate the filing of any document or the taking of reasonable action to assist the other parties hereto in complying with the terms hereof. The Purchaser acknowledges that the Company will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Agreement. Prior to the Closing, (i) the Purchaser agrees to promptly notify the Company if any of the acknowledgments, understandings, agreements, representations and warranties set forth in Section 4 of this Agreement are no longer accurate and (ii) the Company agrees to promptly notify the Purchaser if any of the acknowledgements, understandings, agreements, representations and warranties set forth in Section 3 of this Agreement are no longer accurate.

5.2 Listing. The Company shall have filed with Nasdaq a Notification Form: Listing of Additional Shares for the listing of the Shares and the Warrant Shares prior to or at the Closing and shall use its commercially reasonable efforts to maintain the listing and trading of its Common Stock on the Nasdaq Market and, in accordance therewith, will use reasonable best efforts to comply in all material respects with the Company’s reporting, filing and other obligations under the rules and regulations of the Nasdaq Market.

5.3 Disclosure of Transactions. The Company shall, (i) if this Agreement is signed on a day that is not a business day or before midnight (New York City time) on any business day, by 9:00 a.m., New York City time, on the first (1st) business day immediately following the date hereof and (ii) if this Agreement is signed between midnight (New York City time) and 9:00 a.m. (New York City time) on any business day, no later than 9:29 a.m. (New York City time), on the date hereof, file with the SEC a Current Report on Form 8-K (the “Disclosure Document”) disclosing all material terms of the transactions contemplated hereby, by the other Transaction Agreements (and including as exhibits to such Current Report on Form 8-K the material Transaction Agreements (including, without limitation, this Agreement and the Registration Rights Agreement)) and all other material non-public information provided to the Purchaser by the Company in connection with the transactions contemplated hereby (other than any information provided to a Purchaser Designee in his or her capacity as a director of the Company), including any subsequent event that is required to be disclosed by the Company under applicable securities laws as of the time referenced in clauses (i) or (ii) above, as applicable. Upon the issuance of the Disclosure Document, the Company covenants to the Purchaser that no Purchaser shall be in possession of any material, non-public information received from the Company or any of its officers, directors, or employees or agents, that is not disclosed in the Disclosure Document except in the case of information that may have been provided pursuant to any confidentiality agreement between the Company and the Purchaser, provided that to the extent that such information constitutes material non-public information of the Company, the Company covenants and agrees to publicly release such information simultaneously with the Disclosure Document, upon which time the Purchaser shall no longer be in possession of any material non-public information of the Company. The Company understands and confirms that the Purchaser will rely on the foregoing representation in effecting securities transactions. Notwithstanding anything in this Agreement to the contrary, the Company shall not publicly disclose the name of the Purchaser or any of its affiliates or advisors, or include the name of the Purchaser or any of its affiliates or advisors in any press release or filing with the SEC (other than any registration statement contemplated by the Registration Rights Agreement) or any regulatory agency, without the prior written consent of the Purchaser, except (i) as required by the federal securities law in connection with (A) any registration statement contemplated by the Registration Rights Agreement and (B) the filing of final Transaction Agreements (including signature pages thereto) with the SEC or pursuant to other routine proceedings of regulatory authorities, or (ii) to the extent such disclosure is required by law, at the request of the staff of the SEC or regulatory agency or under the regulations of the Nasdaq Market, in which case the Company will provide the Purchaser with prior written notice (including by e-mail) of such disclosure under this clause (ii).

5.4 Integration. The Company has not sold, offered for sale or solicited offers to buy and shall not, and shall use its commercially reasonable efforts to ensure that no Affiliate of the Company shall, sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that will be integrated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the sale of the Securities to the Purchaser, or that will be integrated with the offer or sale of the Securities for purposes of the rules and regulations of any National Exchange such that it would require stockholder approval prior to the closing of such other transaction unless stockholder approval is obtained before the closing of such subsequent transaction.

5.5 Pledge of Securities. The Company acknowledges and agrees that the Securities may be pledged by the Purchaser in connection with a bona fide margin agreement or other loan or financing arrangement that is secured by the Securities. The pledge of Securities shall not be deemed to be a transfer, sale or assignment of the Securities hereunder, and no Purchaser effecting a pledge of Securities shall be required to provide the Company with any notice thereof or otherwise make any delivery to the Company pursuant to this Agreement. The Company hereby agrees to execute and deliver such documentation as a pledgee of the Securities may reasonably request in connection with a pledge of the Securities to such pledgee by the Purchaser; provided that any and all costs to effect the pledge of the Securities are borne by the pledgor and/or pledgee and not the Company. Notwithstanding the foregoing, the Purchaser that is subject to the Company’s Insider Trading Policy must comply with such policy as it may pertain to any pledges of Securities.

5.6 Subsequent Equity Sales. From the date hereof until the earlier of (x) thirty (30) days following the date the Shares have been registered under the Securities Act pursuant to an effective registration statement and (y) sixty (60) days following the Closing Date (the “Lock-Up Period”), the Company shall not (a) issue shares of Common Stock or Common Stock Equivalents, or (b) file with the SEC a registration statement under the Securities Act relating to any shares of Common Stock or Common Stock Equivalents. Notwithstanding the foregoing, the provisions of this Section 5.6 shall not apply to (i) the issuance of the Securities hereunder and the issuance of Warrant Shares upon exercise of any Warrant; (ii) the transactions contemplated by the Registration Rights Agreement; (iii) the issuance of Common Stock upon the exercise, exchange or conversion of any options, warrants, exchangeable shares or other Common Stock Equivalents, or upon the vesting of any restricted stock units, in each case outstanding on the date hereof; (iv) the issuance of Common Stock or Common Stock Equivalents to employees, directors or consultants pursuant to (A) any stock option or equity incentive or employee stock purchase plan in effect on the date hereof and described in the SEC Reports or (B) any compensation agreements described in the SEC Reports; (v) the issuance of Common Stock in connection with acquisitions or strategic transactions, provided that any such issuance shall only be to a Person which is, itself or through its subsidiaries, an operating company in a business synergistic with the business of the Company, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities, provided that the aggregate number of shares of Common Stock issued in accordance with clause (v) of this Section 5.6 do not exceed 5% of the number of shares of Common Stock outstanding immediately after the issuance and sale of the Securities; and (vi) the filing of a registration statement on Form S-8 with respect to any Common Stock or Common Stock Equivalents issued or issuable pursuant to any stock option, stock bonus, or other stock plan or arrangement described in the SEC Reports; (vii) the issuance of Common Stock pursuant to the Company’s committed equity facility with Roth Principal Investments, LLC, as in effect on the date hereof, or pursuant to any “at-the-market” offering program of the Company, and the filing of any registration statement, post-effective amendment or prospectus supplement thereto in connection therewith; and (viii) the issuance of equity awards as material inducements to new employees in accordance with Nasdaq Listing Rule 5635(c)(4). During the Lock-Up Period, the Company shall not issue, and shall cause its Affiliates not to issue, any press release, public statements, or other public announcement that references the Purchaser or the transactions contemplated hereby without first providing the Purchaser a copy of such release or statement not less than one day prior to its intended release date.

5.7 Reservation of Common Stock. As of the date hereof, the Company has reserved and the Company shall continue to reserve and keep available at all times, free of preemptive rights, a sufficient number of shares of Common Stock for the purpose of enabling the Company to issue all of the Warrant Shares upon exercise of the Warrants.

5.8 Use of Proceeds. The Company shall use the proceeds from the sale of the Securities for working capital and general corporate purposes.

5.9 Removal of Legends.

(a) In connection with any sale, assignment, transfer or other disposition of the Shares or Warrant Shares by the Purchaser pursuant to Rule 144 or pursuant to any other exemption under the Securities Act such that the Purchaser acquires freely tradable shares and upon compliance by the Purchaser with the requirements of this Agreement, if requested by the Purchaser by notice to the Company, the Company shall request the Transfer Agent to remove any restrictive legends related to the book entry account holding such shares and make a new, unlegended entry for such book entry shares sold or disposed of without restrictive legends within two business days of any such request therefor from the Purchaser, provided that the Company has timely received from the Purchaser customary representations and other customary documentation reasonably acceptable to the Company in connection therewith. The Company shall be responsible for the fees of its Transfer Agent, its legal counsel and all Depository Trust Company (“DTC”) and other fees associated with such legend removal.

(b) Subject to receipt from the Purchaser by the Company and the Transfer Agent of customary representations and other customary documentation reasonably acceptable to the Company and the Transfer Agent in connection therewith, upon the earliest of such time as the Shares or Warrant Shares (i) have been registered (or registered for resale) under the Securities Act pursuant to an effective registration statement, (ii) have been sold pursuant to Rule 144, (iii) are eligible for resale under Rule 144(b)(1) or any successor provision or (iv) if at any time on or after the date hereof the Purchaser certifies that it is not an “affiliate” of the Company (as such term is used under Rule 144) and that the Purchaser’s holding period for purposes of Rule 144 is at least six (6) months, then, in each such case, the Company shall, in accordance with the provisions of this Section 5.9(b) and within two business days of any request therefor from the Purchaser accompanied by such customary and reasonably acceptable documentation referred to above (such date, the “Legend Removal Date”), (A) deliver to the Transfer Agent irrevocable instructions that the Transfer Agent shall make a new, unlegended entry for such book entry shares, and (B) cause its counsel to deliver to the Transfer Agent one or more opinions to the effect that the removal of such legends in such circumstances may be effected under the Securities Act if required by the Transfer Agent to effect the removal of the legend in accordance with the provisions of this Agreement. Any shares subject to legend removal under this Section 5.9 may be transmitted by the Transfer Agent to the Purchaser by crediting the account of the Purchaser’s prime broker with the DTC System as directed by the Purchaser. The Company shall be responsible for the fees of its Transfer Agent, its legal counsel and all DTC and other fees associated with such legend removal and issuance.

(c) Except to the extent any failure or delay results from the Purchaser’s failure to timely deliver the representations and documentation contemplated by Section 5.9(b), and in addition to the Purchaser’s other available remedies, the Company shall pay to the Purchaser, in cash, either (i) as partial liquidated damages and not as a penalty, for each $1,000 of Warrant Shares (based on the VWAP of the Common Stock on the date such Securities are submitted to the Transfer Agent) delivered for removal of the restrictive legend and subject to Section 5.9(b), $10 per Trading Day (increasing to $20 per Trading Day five (5) Trading Days after such damages have begun to accrue) for each Trading Day after the Legend Removal Date until such certificate is delivered without a legend or (ii) if the Company fails to (x) issue and deliver (or cause to be delivered) to the Purchaser by the Legend Removal Date a certificate representing the Securities so delivered to the Company by the Purchaser that is free from all restrictive and other legends and (y) if after the Legend Removal Date the Purchaser purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Purchaser of all or any portion of the number of shares of Common Stock, or a sale of a number of shares of Common Stock equal to all or any portion of the number of shares of Common Stock, that the Purchaser anticipated receiving from the Company without any restrictive legend, then an amount equal to the excess of the Purchaser’s total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the shares of Common Stock so purchased (including brokerage commissions and other out-of-pocket expenses, if any) over the product of (A) such number of Warrant Shares that the Company was required to deliver to the Purchaser by the Legend Removal Date multiplied by (B) the lowest closing sale price of the Common Stock on any Trading Day during the period commencing on the date of the delivery by the Purchaser to the Company of the applicable Warrant Shares (as the case may be) and ending on the date of such delivery and payment under this Section 5.9(c).

5.10 [Reserved].

5.11 Blue Sky Laws. The Company, on or before the Closing Date, shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for or to qualify the Securities for sale to the Purchaser at the Closing pursuant to this Agreement under applicable securities or “blue sky” laws of the states of the United States (or to obtain an exemption from such qualification). The Company shall make all filings and reports relating to the offer and sale of the Securities required under applicable securities or “blue sky” laws of the states of the United States following the Closing Date.

5.12 Indemnification.

(a) The Company agrees to indemnify and hold harmless the Purchaser and its Affiliates, and their respective directors, officers, trustees, members, managers, employees, investment advisors and agents from and against any and all losses, claims, damages, liabilities and expenses (including without limitation reasonable and documented attorney fees and disbursements and other documented out-of-pocket expenses reasonably incurred in connection with investigating, preparing or defending any action, claim or proceeding, pending or threatened and the costs of enforcement thereof) to which such Person may become subject as a result of any breach of representation, warranty, covenant or agreement made by or to be performed on the part of the Company under the Transaction Agreements, and will reimburse any such Person for all such amounts as they are incurred by such Person solely to the extent such amounts have been finally judicially determined not to have resulted from such Person’s fraud, gross negligence, bad faith or willful misconduct.

(b) Any person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided that any person entitled to indemnification hereunder shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such person unless (a) the indemnifying party has agreed in writing to pay such fees or expenses, (b) the indemnifying party shall have failed to assume the defense of such claim and employ counsel reasonably satisfactory to such person or (c) in the reasonable judgment of any such person, based upon written advice of its counsel, a conflict of interest exists between such person and the indemnifying party with respect to such claims (in which case, if the person notifies the indemnifying party in writing that such person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such person); and provided, further, that the failure of any indemnified party to give written notice as provided herein shall not relieve the indemnifying party of its obligations hereunder, except to the extent that such failure to give notice shall materially adversely affect the indemnifying party in the defense of any such claim or litigation. It is understood that the indemnifying party shall not, in connection with any proceeding in the same jurisdiction, be liable for fees or expenses of more than one separate firm of attorneys at any time for all such indemnified parties. No indemnifying party will, except with the consent of the indemnified party, which consent shall not be unreasonably withheld, conditioned or delayed, consent to entry of any judgment or enter into any settlement unless such judgment or settlement (i) imposes no liability or obligation on, (ii) includes as an unconditional term thereof the giving of a complete, explicit and unconditional release from the party bringing such indemnified claims of all liability of the indemnified party in respect of such claim or litigation in favor of, and (iii) does not include any admission of fault, culpability, wrongdoing, or malfeasance by or on behalf of, the indemnified party. No indemnified party will, except with the consent of the indemnifying party, which consent shall not be unreasonably withheld, conditioned or delayed, consent to entry of any judgment or enter into any settlement.

5.13 Board Rights.

(a) From and after the Closing Date and for so long as Nant Capital, LLC and its Affiliates (collectively, “Nant”) beneficially own sixteen and seven-tenths percent (16.7%) or more of the Company’s outstanding Common Stock (which solely for the purposes herein shall include any shares of Common Stock issuable upon exercise of the Pre-Funded Warrants) and subject to compliance with applicable Nasdaq rules, Nant shall have the right, but not the obligation, to designate two (2) individuals to be appointed to the Board of Directors, one of whom shall be Dr. Patrick Soon-Shiong as long as Dr. Soon-Shiong is reasonably available, provided that for so long as Nant beneficially owns at least five percent (5%) or more of the Company’s outstanding Common Stock (which solely for the purposes herein shall include any shares of Common Stock issuable upon exercise of the Pre-Funded Warrants) and subject to compliance with applicable Nasdaq rules, Nant shall have the right, but not the obligation, to designate one (1) individual (who shall not be a competitor of the Company as determined in the sole discretion of the Board of Directors) to be appointed to the Board of Directors (such persons, the “Purchaser Designees”). Following such designation, the Company shall take all actions reasonably necessary to have the Purchaser Designees promptly appointed to the Board of Directors, including, but not limited to, increasing the size of the Board of Directors to accommodate the appointment of the Purchaser Designee.

(b) During the period that Nant is entitled to designate Purchaser Designees for appointment to the Board of Directors pursuant to Section 5.13(a), the Company shall include in the slate of nominees recommended by the Board of Directors, at all of the Company’s applicable annual or special meetings of stockholders at which directors are to be elected (or in any written consent for election of directors), the Purchaser Designees designated in accordance with this Section 5.13, and the Company shall use its reasonable best efforts to cause the election of such designees to the Board of Directors, in connection therewith.

(c) During the period that Nant is entitled to designate the Purchaser Designees for appointment to the Board of Directors pursuant to Section 5.13(a), in the event that a vacancy is created at any time by the death, disability, retirement, resignation or removal of a Purchaser Designee, the Company agrees to take at any time and from time to time all commercially reasonable actions necessary to cause the vacancy created thereby to be filled as promptly as practicable by a new designee of Nant designated in accordance with this Section 5.13.

(d) In the event that the aggregate ownership of Common Stock of Nant falls below the applicable threshold set forth in Section 5.13(a), the Purchaser Designees shall promptly tender their resignations as directors and Nant shall use all reasonable efforts to cause the Purchaser Designees to tender their resignations as directors, and the Company and the Board of Directors may take all commercially reasonable actions within its control to cause the removal of such Purchaser Designees.

(e) Notwithstanding anything to the contrary in this Section 5.13, the appointment and service of any such Purchaser Designees on the Board of Directors shall be subject to and conditioned upon: (i) such Purchaser Designees providing all such information (including information necessary to determine the nominees’ independence status under various requirements and institutional investor guidelines as well as information necessary to determine any disclosure obligations of the Company) as the Board of Directors may reasonably request, including such information required by applicable law and all information required to be disclosed for directors, candidates for directors and their respective Affiliates in a proxy statement or other filing in accordance with applicable law or any stock exchange rules or listing standards, including the submission on a timely basis to the Company of a completed and executed questionnaire in the form that the Company provides to its outside directors generally, (ii) the absence of any reasonable and good faith determination by a majority of the independent members of the Board of Directors, after consultation with the Company’s outside legal counsel, that such designees would not be qualified to serve or be appointed as directors of the Company under any applicable law (including requirements of fiduciary duties under applicable law), rule or regulation, the listing rules of the Nasdaq (or other stock exchange on which the Company’s shares of Common Stock are listed from time to time), the Restated Certificate of Incorporation or Amended and Restated Bylaws, or any policy or guidelines previously approved by the Board of Directors or any committee thereof, including the Company’s Corporate Governance Guidelines as then in effect (provided that a direct or indirect purpose of any such policy or guideline is not to obstruct Nant’s right to designate an individual as a nominee to the Board of Directors or its rights under this Section 5.13(e)), and (iii) each Purchaser Designee agreeing, as a condition to their appointment, to irrevocably tender their resignation immediately upon the aggregate ownership of Common Stock of Nant falling below the applicable threshold set forth in Section 5.13(a). As a condition to appointment, each Purchaser Designee shall agree in writing to comply with all policies applicable to non-employee members of the Board of Directors, including the Company’s insider trading policy, code of conduct and confidentiality policies (provided that a direct or indirect purpose of any such policy or guideline is not to obstruct the Purchaser’s right to designate an individual as a nominee to the Board of Directors or its rights under this Section 5.13(e)). The rights set forth in this Section 5.13 are personal to the Purchaser and may not be assigned.

(f) The Company shall reimburse the Purchaser Designee for all reasonable travel and other reasonable and documented out-of-pocket expenses related to his or her role as such and relating to the performance of his or her duties on the Board of Directors, as applicable, on the same terms as other members of the Board of Directors. At any time that the Purchaser Designee serves as a member of the Board of Directors, the Company agrees to have in effect, at the expense of the Company, a director and officer liability insurance policy for the benefit of the Company and such Purchaser Designee to the same extent as the Company provides such insurance covering the other members of the Board of Directors.

6. Conditions of Closing.

6.1 Conditions to the Obligation of the Purchaser. The obligations of the Purchaser to consummate the transactions to be consummated at the Closing, and to purchase and pay for the Securities being purchased by it at the Closing pursuant to this Agreement, are subject to the satisfaction or waiver in writing of the following conditions precedent:

(a) Representations and Warranties. The representations and warranties of the Company contained herein shall be true and correct in all material respects (or, to the extent any such representation and warranty is qualified by materiality or Material Adverse Change, in all respects) on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (it being understood and agreed by the Purchaser that for purposes of this Section 6.1(a), in the case of any representation and warranty of the Company contained herein which is made as of a specific date, such representation and warranty need be true and correct only as of such specific date) and consummation of the Closing shall constitute a reaffirmation by the Company of each of the representations and warranties of the Company contained in this Agreement as of the Closing Date.

(b) Performance. The Company shall have performed in all material respects all obligations and conditions herein required to be performed or observed by the Company on or prior to the Closing Date.

(c) No Injunction. The purchase of and payment for the Securities by the Purchaser shall not be prohibited or enjoined by any law or governmental or court order or regulation and no such prohibition shall have been threatened in writing.

(d) Consents. The Company shall have obtained the consents, permits, approvals, registrations and waivers necessary for the consummation of the purchase and sale of the Securities.

(e) Transfer Agent. The Company shall have furnished all required materials to the Transfer Agent to reflect the issuance of the Shares at the Closing, including irrevocable instructions to the Transfer Agent instructing the Transfer Agent to deliver, on an expedited basis, a certificate or book-entry evidence of the issuance of Shares to the Purchaser hereunder.

(f) Adverse Changes. Since the date hereof, no event or series of events shall have occurred that has had or would reasonably be expected to have a Material Adverse Change.

(g) Opinion of Company Counsel. The Company shall have delivered to the Purchaser the opinion of Mitchell Silberberg & Knupp LLP, dated as of the Closing Date in customary form and substance to be reasonably agreed upon with the Purchaser.

(h) Compliance Certificate. The Chief Executive Officer of the Company shall have delivered to the Purchaser at the Closing Date a certificate certifying that the conditions specified in Sections 6.1(a) (Representations and Warranties), 6.1(b) (Performance), 6.1(c) (No Injunction), 6.1(f) (Adverse Changes) and 6.1(k) (Listing Requirements) of this Agreement have been fulfilled.

(i) Secretary’s Certificate. The Secretary of the Company shall have delivered to the Purchaser at the Closing Date a certificate certifying (i) the Restated Certificate of Incorporation; (ii) the Amended and Restated Bylaws; and (iii) resolutions of the Company’s Board of Directors (or an authorized committee thereof) approving this Agreement, the transactions contemplated by this Agreement and the issuance of the Securities and the Warrant Shares.

(j) Registration Rights Agreement. The Company shall have executed and delivered the Registration Rights Agreement in the form attached hereto as Exhibit C (the “Registration Rights Agreement”) to the Purchaser.

(k) Listing Requirements. No stop order or suspension of trading shall have been imposed by the Nasdaq Market, the SEC or any other governmental or regulatory body with respect to public trading in the Common Stock. The Common Stock shall be listed on a National Exchange and shall not have been suspended, as of the Closing Date, by the SEC or the National Exchange from trading thereon nor shall suspension by the SEC or the National Exchange have been threatened, as of the Closing Date, either (i) in writing by the SEC or the National Exchange or (ii) by falling below the minimum listing maintenance requirements of the National Exchange (other than any deficiency disclosed in the SEC Reports) (with a reasonable prospect of delisting occurring after giving effect to all applicable notice, appeal, compliance and hearing periods); and the Company shall have filed with Nasdaq a Notification Form: Listing of Additional Shares for the listing of the Shares and the Warrant Shares and Nasdaq shall not have objected in writing to the transactions contemplated hereby (which objection remains unresolved).

(l) Good Standing. The Company shall have delivered a certificate evidencing the good standing of the Company in Delaware issued by the Secretary of State of Delaware, as of a date within five business days of the Closing Date.

6.2 Conditions to the Obligation of the Company. The obligation of the Company to consummate the transactions to be consummated at the Closing, and to issue and sell to the Purchaser the Securities to be purchased by it at the Closing pursuant to this Agreement, is subject to the satisfaction or waiver in writing of the following conditions precedent:

(a) Representations and Warranties. The representations and warranties contained herein of the Purchaser shall be true and correct on and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date (it being understood and agreed by the Company that, in the case of any representation and warranty of the Purchaser contained herein which is not hereinabove qualified by application thereto of a materiality standard, such representation and warranty need be true and correct only in all material respects; provided that the representations and warranties of the Purchaser contained in Sections 4.1 and 4.2 shall be true and correct in all respects) and consummation of the Closing shall constitute a reaffirmation by the Purchaser of each of the representations, warranties, covenants and agreements of the Purchaser contained in this Agreement as of the Closing Date.

(b) Performance. The Purchaser shall have performed in all material respects all obligations and conditions herein required to be performed or observed by the Purchaser on or prior to the Closing Date.

(c) Injunction. The purchase of and payment for the Securities by the Purchaser shall not be prohibited or enjoined by any law or governmental or court order or regulation.

(d) Registration Rights Agreement. The Purchaser shall have executed and delivered the Registration Rights Agreement to the Company in the form attached as Exhibit C.

(e) Payment. The Company shall have received payment, by wire transfer of immediately available funds, in the full amount of the Subscription Amount for the number of Securities being purchased by the Purchaser at the Closing as set forth in Exhibit A.

7. Termination.

7.1 Conditions of Termination. This Agreement shall terminate and be void and of no further force and effect, and all obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (a) the mutual written agreement of the Company and the Purchaser, (b) by the Company if any of the conditions of Closing set forth in Section 6.2 shall have become incapable of fulfillment, and shall not have been waived by the Company, (c) by the Purchaser (with respect to itself only) if any of the conditions set forth in Section 6.1 shall have become incapable of fulfillment, and shall not have been waived by the Purchaser, or (d) if the Closing has not occurred on or before October 30, 2026, other than as a result of a Willful Breach of the Purchaser’s obligations hereunder; provided, however, that nothing herein shall relieve any party to this Agreement of any liability for common law fraud or for any Willful Breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from any such Willful Breach. “Willful Breach” means a deliberate act or deliberate failure to act, taken with the actual knowledge that such act or failure to act would result in or constitute a material breach of this Agreement.

8. Miscellaneous Provisions.

8.1 Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement, and section and subsection references are to this Agreement unless otherwise specified. The headings in this Agreement are included for convenience of reference only and will not limit or otherwise affect the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, will be deemed to refer to the date set forth in the first paragraph of this Agreement. The meanings given to terms defined herein will be equally applicable to both the singular and plural forms of such terms. All matters to be agreed to by any party hereto must be agreed to in writing by such party unless otherwise indicated herein. References to agreements, policies, standards, guidelines or instruments, or to statutes or regulations, are to such agreements, policies, standards, guidelines or instruments, or statutes or regulations, as amended or supplemented from time to time (or to successors thereto).

8.2 Notices. Any notices or other communications required or permitted to be given hereunder shall be in writing and shall be deemed to be given (a) when delivered if personally delivered to the party for whom it is intended, (b) when delivered, if sent by electronic mail or facsimile with receipt confirmed during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) three (3) days after having been sent by certified or registered mail, return-receipt requested and postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt:

(a) If to the Company, addressed as follows:

Peraso Inc.

2033 Gateway Place, Suite 500

San Jose, California 95110

Attention: Ronald Glibbery, Chief Executive Officer
Email: rglibbery@perasoinc.com

with a copy to (which shall not constitute notice):

Mitchell Silberberg & Knupp LLP

437 Madison Avenue

25th Floor

New York, New York 10022

Attention: Blake Baron

Email: bjb@msk.com

(b) If to the Purchaser, addressed as follows:

Nant Capital, LLC

450 Duley Road

El Segundo, California 90245

Attention: Dr. Patrick Soon-Shiong
Email: [***]

with a copy to (which shall not constitute notice):

DLA Piper LLP (US)

1650 Market Street

Suite 5000

Philadelphia, Pennsylvania 19103

Attention: Fahd Riaz

Email: fahd.riaz@us.dlapiper.com

Any Person may change the address to which notices and communications to it are to be addressed by notification as provided for herein.

8.3 Severability. If any part or provision of this Agreement is held unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, the invalid or unenforceable part or provisions shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of such part or provision in a valid and enforceable manner, and the remainder of this Agreement shall remain binding upon the parties hereto.

8.4 Governing Law; Submission to Jurisdiction; Venue.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to choice of laws or conflicts of laws provisions thereof that would require the application of the laws of any other jurisdiction, except to the extent that mandatory principles of Delaware law may apply.

(b) The Company and the Purchaser hereby irrevocably and unconditionally:

(i) submits for itself and its property in any legal action or proceeding relating solely to this Agreement or the transactions contemplated hereby, to the general jurisdiction of any state court or United States Federal court sitting in the City of New York in the State of New York;

(ii) consents that any such action or proceeding may be brought in such courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same to the extent permitted by applicable law;

(iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the party, as the case may be, at its address set forth in Section 8.2 or at such other address of which the other party shall have been notified pursuant thereto;

(iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction for recognition and enforcement of any judgment or if jurisdiction in the courts referenced in the foregoing clause (i) are not available despite the intentions of the parties hereto;

(v) agrees that final judgment in any such suit, action or proceeding brought in such a court may be enforced in the courts of any jurisdiction to which such party is subject by a suit upon such judgment, provided that service of process is effected upon such party in the manner specified herein or as otherwise permitted by law; and

(vi) agrees that to the extent that such party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process with respect to itself or its property, such party hereby irrevocably waives such immunity in respect of its obligations under this Agreement, to the extent permitted by law.

8.5 Waiver. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or be construed as, a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.

8.6 Expenses. Each party shall pay its own out-of-pocket fees and expenses, including the fees and expenses of attorneys, accountants and consultants employed by such party, incurred in connection with the proposed investment in the Securities, the negotiation of the Transaction Agreements and the consummation of the transactions contemplated thereby. The Company shall pay all Transfer Agent fees (including, without limitation, any fees required for same-day processing of any instruction letter delivered by the Company and any exercise notice delivered by the Purchaser), taxes and duties levied in connection with the delivery of any Securities to the Purchaser. Notwithstanding the foregoing, the Company shall pay the reasonable fees and expenses of counsel for the Purchaser. If any party shall commence an action or proceeding to enforce any provisions of the Transaction Agreements, then, in addition to the obligations of the Company under Section 2.5 of the Registration Rights Agreement, the prevailing party in such action or proceeding shall be reimbursed by the non-prevailing party for its reasonable and documented fees of outside counsel and other reasonable and documented costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

8.7 Assignment. None of the parties may assign its rights or obligations under this Agreement or designate another person (i) to perform all or part of its obligations under this Agreement or (ii) to have all or part of its rights and benefits under this Agreement, in each case without the prior written consent of (x) the Company, in the case of the Purchaser, and (y) the Purchaser, in the case of the Company, provided that the Purchaser may, without the prior consent of the Company, assign its rights to purchase the Securities hereunder to any of its affiliates or to any other investment funds or accounts managed or advised by the investment manager who acts on behalf of the Purchaser (provided each such assignee agrees to be bound by the terms of this Agreement and makes the same representations and warranties set forth in Section 4 hereof). In the event of any assignment in accordance with the terms of this Agreement, the assignee shall specifically assume and be bound by the provisions of this Agreement by executing a writing agreeing to be bound by and subject to the provisions of this Agreement and shall deliver an executed counterpart signature page to this Agreement and, notwithstanding such assumption or agreement to be bound hereby by an assignee, no such assignment shall relieve any party assigning any interest hereunder from its obligations or liability pursuant to this Agreement.

8.8 Confidential Information.

(a) The Purchaser covenants that until such time as the transactions contemplated by this Agreement are publicly disclosed by the Company, the Purchaser will maintain the confidentiality of all disclosures made to it in connection with this transaction (including the existence and terms of this transaction), other than to the Purchaser’s outside attorney, accountant, auditor or investment advisor only to the extent necessary to permit evaluation of the investment, and the performance of the necessary or required tax, accounting, financial, legal, or administrative tasks and services and other than as may be required by law.

(b) The Company may request from the Purchaser such reasonable and customary additional information as the Company may deem necessary to evaluate the eligibility of the Purchaser to acquire the Securities, and the Purchaser shall promptly provide such information as may reasonably be requested to the extent readily available; provided, that the Company agrees to keep any such information provided by the Purchaser confidential, except (i) as required by the federal securities laws, rules or regulations and (ii) to the extent such disclosure is required by other laws, rules or regulations, at the request of the staff of the SEC or regulatory agency or under the regulations of Nasdaq. The Purchaser acknowledges that the Company may publicly file a copy of this Agreement and the Registration Rights Agreement with the SEC as exhibits to a periodic report or a registration statement of the Company.

8.9 Third Parties. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties to this Agreement any rights, remedies, claims, benefits, obligations or liabilities under or by reason of this Agreement, and no Person that is not a party to this Agreement (including, without limitation, any partner, member, shareholder, director, officer, employee or other beneficial owner of any party to this Agreement, in its own capacity as such or in bringing a derivative action on behalf of a party to this Agreement) shall have any standing as a third party beneficiary with respect to this Agreement or the transactions contemplated hereby.

8.10 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

8.11 Entire Agreement; Amendments. This Agreement and the other Transaction Agreements constitute the entire agreement between the parties hereto respecting the subject matter hereof and supersedes all prior agreements, negotiations, understandings, representations and statements respecting the subject matter hereof, whether written or oral. No amendment, modification, alteration, or change in any of the terms of this Agreement shall be valid or binding upon the parties hereto unless made in writing and duly executed by the Company and the Purchaser.

8.12 Survival. The representations and warranties made by each party hereto contained in this Agreement shall survive the Closing and the delivery of the Securities until the date that is twelve (12) months following the Closing Date, and the covenants and agreements made by each party contained in this Agreement shall survive the Closing and the delivery of the Securities in accordance with their respective terms. The Purchaser shall be responsible only for its own representations, warranties, agreements and covenants hereunder.

8.13 Mutual Drafting. This Agreement is the joint product of the Purchaser and the Company and each provision hereof has been subject to the mutual consultation, negotiation and agreement of such parties and shall not be construed for or against any party hereto.

8.14 Additional Matters. For the avoidance of doubt, the parties acknowledge and confirm that the terms and conditions of the Securities were determined as a result of arm’s-length negotiations.

8.15 Waiver of Jury Trial. IN ANY ACTION, SUIT, OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY:

PERASO INC.

By:	/s/ Ronald Glibbery
	Name:	Ronald Glibbery
	Title:	CEO

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PURCHASER:

Nant Capital, LLC

By:	/s/ Dr. Patrick Soon-Shiong
	Name:	Dr. Patrick Soon-Shiong
	Title:	Chairman

EXHIBIT A

PURCHASERS

Purchaser Name	Number of Shares	Number of Pre- Funded Warrants	Number of Common Warrants	Subscription Amount
Nant Capital, LLC	3,271,355	16,593,563	19,864,918	$9,999,999.72

A-1

EXHIBIT B-1

FORM OF COMMON WARRANT

B-1-1

EXHIBIT B-2

FORM OF PRE-FUNDED WARRANT

B-2-1

EXHIBIT C

FORM OF REGISTRATION RIGHTS AGREEMENT

C-1

EXHIBIT D

WIRE INSTRUCTIONS

D-1